Exhibit 99.4

Computation of Ratio of Earnings to Fixed Charges
and Earnings to Combined Fixed Charges
and Preferred Share Dividends

The following table sets forth our ratios of earnings to fixed charges and earnings to combined fixed charges and preferred share dividends for the periods indicated.  The ratio of earnings to fixed charges was computed by dividing earnings by our fixed charges. The ratio of earnings to combined fixed charges and preferred share dividends was computed by dividing earnings by our combined fixed charges and preferred share dividends.  For purposes of calculating these ratios, earnings consist of income from continuing operations before noncontrolling interests plus fixed charges.  Fixed charges consist of interest charges on all indebtedness, whether expensed or capitalized, the interest component of rental expense and the amortization of debt discounts and issue costs, whether expensed or capitalized.  Preferred share dividends consist of dividends on our Series A preferred shares.

	Fiscal Year ended April 30,
	2010	2009	2008	2007	2006
Consolidated ratio of earnings to fixed charges	1.07x	1.14x	1.22x	1.24x	1.22x
Consolidated ratio of earnings to combined fixed charges and preferred share dividends	1.04x	1.10x	1.18x	1.20x	1.17x